UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 2, 2011

MEDIANET GROUP TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Nevada	0-49801	13-4067623

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5200 Town Center Circle, Suite 601
Boca Raton, FL 33486
(Address and zip code of principal executive offices)

Registrant’s telephone number, including area code: (561) 417-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

(Item 4.02(a))

On December 2, 2011, during the Company’s year-end close procedures conducted during the audit of its September 30, 2011 financial statements, management concluded after discussions with Cherry Bekaert & Holland, L.L.P., the Company’s recently engaged independent registered public accounting firm, that a misstatement occurred in the preparation of the Annual Report on Form 10-K for the year ended September 30, 2010. The misstatement was the result of an error in estimating breakage revenue from unused DubLi Credits resulting from a fourth quarter 2010 change in accounting estimate for such breakage. This amount represented management’s best estimate of the remaining unused DubLi Credits that would never be used and thus reduced the deferred revenue liability and increased revenue recognized based upon historical statistical utilization rates. Management, after discussions with Cherry Bekaert & Holland, L.L.P., concluded that this method did not properly recognize breakage revenue. The Company has revised its breakage policy to include only DubLi Credits remaining in closed user accounts and is developing system changes that will automatically determine expiration. At this time, the Company is unable to determine the amount of changes and is in the process of finalizing such amount. These adjustments will also affect the Quarterly Reports for the periods ended December 31, 2010, March 31, 2011 and June 30, 2011.

On December 2, 2011, the audit committee of the Company’s board of directors discussed the matter with Cherry Bekaert & Holland, L.L.P., and reached the conclusion that, as a result of such adjustments, the Company’s previous financial statements for the year ended September 30, 2010 and the quarterly periods ended December 31, 2010, March 31, 2011 and June 30, 2011 should not be relied upon because of the error that requires a restatement of such financial statements.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits.

(d)           Exhibits.

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MediaNet Group Technologies, Inc.
(Registrant)

Date: December 2, 2011
	By:	/s/ Michael Hansen
Michael Hansen
Chief Executive Officer